Exhibit 19.1
NET LEASE OFFICE PROPERTIES
INSIDER TRADING COMPLIANCE POLICY AND PROCEDURES
ADOPTED BY THE BOARD OF TRUSTEES – OCTOBER 31, 2023
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Net Lease Office Properties (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Persons Covered and Administration of Policy
This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, trustees, directors and employees of the Company and of (i) W. P. Carey Management LLC (the “U.S. Advisor”); and (ii) W. P. Carey & Co. B.V. (the “European Advisor” and, together with the U.S. Advisor, the “Advisors”), the Company’s external advisors under (i) the Advisory Agreement, dated as of November 1, 2023, by and between the Company and the U.S. Advisor; and (ii) the Advisory Agreement, dated as of November 1, 2023, by and between the Company and the European Advisor. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, trustees, directors and employees, together with any other person designated as being subject to this Policy by the Chief Legal Officer, are referred to collectively as “Covered Persons.”
Questions regarding the Policy should be directed to the individuals listed on Schedule I, who are responsible for the administration of this Policy.
Policy Statement
No Covered Person shall purchase or sell any type of security while in possession of material nonpublic information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company. In addition, if a Covered Person is in possession of material nonpublic information about other publicly-traded companies, such as suppliers, customers, competitors or potential transaction counterparties, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Covered Person’s employment or service with the Company.
In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company or the Advisors, as applicable (except in accordance with the Company’s policies regarding confidential information), or to anyone within the Company or the Advisors, as applicable, other than on a “need-to-know” basis and pursuant to the terms of the Advisory Agreements.
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Chief Legal Officer prior to considering a transaction in Company securities.
Blackout Periods
No trustee, director or officer of the Company or the Advisors or individual with material knowledge regarding the Company who receives an email designating them as a covered individual (as well as any individual or entity covered by this Policy by virtue of their relationship to such trustee, director or officer of the Company or Advisor or individual with material knowledge regarding the Company), shall purchase or sell any security of the Company during the period beginning on the 25th calendar day of the last month of any fiscal quarter of the Company and extending through the start of the second trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate at the start of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate at the start of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Chief Legal Officer.

These prohibitions do not apply to:
•purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company;
•exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
•purchases or sales of the Company’s securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1.
Exceptions to the blackout period policy may be approved by the Chief Legal Officer or, in the case of exceptions for trustees, the Board of Trustees.
The Chief Legal Officer may recommend that trustees, directors or officers of the Company or the Advisors or individuals with material knowledge regarding the Company or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.
Preclearance of Trades by Trustees and Section 16 Officers
All transactions in the Company’s securities by trustees, directors and officers of the Company and the Advisors (each, a “Preclearance Person”) must be precleared by the Chief Legal Officer. Preclearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law.
A request for preclearance must be in writing, should be made in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. The Chief Legal Officer (or in his or her absence, the Senior Vice President-Corporate Counsel or any other employee designated by the Chief Legal Officer) shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within three business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the three business days period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.
None of the Company or the Chief Legal Officer (or applicable designee) will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

Material Nonpublic Information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:
•financial performance of the Company, especially quarterly and year-end earnings;
•significant changes in the financial performance outlook or liquidity of the Company;
•internal Company projections that significantly differ from external expectations;
•potential material transactions, including mergers and acquisitions or the sale of significant Company assets or subsidiaries;
•new major leases, or the loss (or potential loss) thereof;
•pending or proposed stock splits, public or private securities/debt offerings or contemplated changes in Company dividend policies or amounts;
•actual or contemplated significant changes in management;
•actual or potential exposure to major litigation, or the resolution of such litigation;
•imminent or potential changes in the Company’s credit rating by a rating agency;
•statements by stock market analysts regarding the Company and/or its securities;
•potential or pending analyst upgrades or downgrades of any of the Company’s securities;
•potential or pending significant changes in accounting treatment, write-offs or effective tax rate;
•impending bankruptcy or financial liquidity problems;
•gain or loss of a substantial customer or supplier; or
•a significant cybersecurity incident has been experienced by the Company that has not yet been made public.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Chief Legal Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
Post-Termination Transactions
If an individual is in possession of material nonpublic information when the individual’s service terminates, the individual may not trade in the Company’s securities until that information has become public or is no longer material.
Prohibited Transactions
The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.
Short Sales
Short sales of the Company’s securities are prohibited by this Policy. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., trustees, officers, and the Company’s 10% shareholders) from making short sales of the Company’s equity securities.
Options
Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a

Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.
Hedging Transactions
Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders.
Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a trustee is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected trustee and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
Interpretation, Amendment, and Implementation of this Policy
The Chief Legal Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Chief Legal Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by the Company, the Chief Legal Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Certification of Compliance
All trustees, directors and officers of the Company and the Advisors and individuals with material knowledge regarding the Company and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.
Sales by Affiliates
Affiliates
For purposes of the conditions discussed in this Sales by Affiliates section, (i) “Affiliates” generally include trustees and officers of the Company and their family members; and (ii) “family members” generally include a child, stepchild, parent, stepparent, spouse, sibling, mother and father-in-law, son and daughter-in-law, and brother and sister-in-law of such persons.
Sales of Securities by Affiliates
Rule 144 under the Securities Act of 1933, as amended, allows the sale of securities of the Company by an Affiliate of the Company if the following conditions are met:
▪current information about the Company must be publicly available at the time of sale. This condition is satisfied if the Company has filed its 10-Ks and 10-Qs timely for 12 months prior to the sale;
▪the amount of securities of the Company that can be sold by an Affiliate of the Company during any three-month period cannot exceed the greater of (i) 1% of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below;
▪securities of the Company to be sold by an Affiliate must generally be sold in transactions through brokers or directly to certain dealers; and
▪beginning April 13, 2023, an Affiliate seller must file a notice of the proposed sale on Form 144 with the SEC at the time the order to sell is placed with their broker; provided, however, that no Form 144 needs to be filed if the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. The Company’s stock plan administrator, Fidelity Brokerage Services LLC (“Fidelity”), can handle this filing, if your shares are held at Fidelity. Please contact the Legal Department to coordinate a filing with Fidelity.
Filing Requirements
Forms 3, 4 and 5
Under Section 16(a) of the Exchange Act, insiders subject to Section 16(b) must file with the SEC and the New York Stock Exchange public reports disclosing their holdings of and transactions involving the Company’s securities. Copies of these reports must also be submitted to the Company. The reports that must be filed include:
•Form 3. An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date they became an insider. Even if no securities were owned on that date, the insider must file a report.

•Form 4. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. Beginning on February 27, 2023, trustees and officers are required to report dispositions of bona fide gifts of equity securities on Form 4.
•Form 5. Certain de minimis transactions may be reported on a Form 5 filed within 45 days after the Company’s fiscal year end. Transactions that should have been, but were not, reported on a Form 4 and transactions that were not reported on a Form 4 must be reported on a Form 5.
The following must be reported on a Form 3, Form 4 or Form 5, as applicable:
•purchases and sales;
•option exercises;
•grants under the Company’s equity incentive plans;
•all changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales), including gifts and receipt of share dividends, must be reported;
•an officer or trustee who has ceased to be an officer or director must report any transactions after termination that occur within six months of any non-exempt, “opposite-way” transaction that occurred while the person was an insider (example: if a former officer who purchased shares three months prior to retirement sells shares within two months after retirement, they must report the sale even though it occurred after leaving the Company); and
•generally, securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by their spouse and other family members sharing the same home.
Guidelines
All trustees and officers of the Company must notify the Company’s Chief Legal Officer regarding any transactions or changes in their or their family members’ beneficial ownership involving the Company’s securities. This notification must be sent prior to the completion of the transaction or change (so that the applicable filing deadlines can be met. This will ensure that the notice will be received and acted upon in a timely manner in the event that any one person is absent on any particular day. Once such notification has been received, any required reports will be prepared by the Company, submitted for review by the appropriate trustee or officer, as appropriate, and filed electronically with the SEC.